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                                                                   Exhibit 10.12


December 21, 2001

Mr. Leo A. Schrider
2962 Wildridge, N.W.
Massillon, Ohio  44646

Dear Leo:

This Letter of Agreement summarizes the discussions which we have had concerning your transition into retirement over the next two years. The terms are as follows:

    1. Subject to earlier termination as set forth in Paragraph 14, this arrangement will be in effect from January 1, 2002 through December 31, 2003 (the "Transition Period").

    2. Effective January 1, 2002, you will be classified as a part-time employee of the Company.

    3. During the Transition Period, you will work as a part-time employee approximately ten hours per week on average, performing such duties as may be assigned.

    4. During the Transition Period, you would receive the full base salary which you are receiving as of December 31, 2001, i.e., $145,948.37 per year.

    5. You would qualify for any applicable executive year-end bonus for calendar year 2001.

    6. Prior stock options granted to you become 100% vested upon your execution of this Agreement.

    7. Belden will pay the full cost of medical and dental insurance coverage through June 30, 2002. You may thereafter pick up the cost at the COBRA rate until you are eligible for Medicare. In the event of your death, your current wife may continue to purchase at the COBRA rate until age 65 unless she were to remarry or go to work for any employer which offers medical benefits.

    8. After December 31, 2001, you will not be eligible to participate in any other benefit plan of the Company.

    9. During the Transition Period, you would be reimbursed for reasonable out-of-pocket expenses incurred in your part-time position with the Company.

    10. You would maintain an office at Belden, along with access to computer and other support services. This arrangement will continue at the sole discretion of the CEO.


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Page 2.
December 21, 2001
Leo A. Schrider


    11. During the Transition Period, you would not perform work of any kind for any other entity, whether as an employee or as a contractor or consultant, without my prior express written authorization.

    12. Dave Wozniak will assume your current responsibilities as of January 1, 2002, and thereafter you will report to Dave.

    13. This Agreement will be considered to be your request for part time employment effective December 31, 2001, and resignation as a part time employee effective December 31, 2003, or an earlier date of termination pursuant to Paragraph 14.

    14. This Agreement may be terminated by either Belden or you at any time prior to December 31, 2003, upon ten days written notice. If the agreement is terminated, any remaining salary payable through December 31, 2003, as provided in Subsection 4 of this letter will be paid in one lump sum payment within thirty days of written notice of the termination of the agreement by either Belden or you. The terms of Paragraphs 6, 7 and 16 will survive any termination of this Agreement.

    15. The acceptance of the terms of this Agreement constitutes a waiver of any claim you may have for severance pay of any kind under any other agreement or Belden policy.

    16. You agree that during your employment and permanently following the end of your employment you will not disclose to any person, firm, association, partnership, entity or corporation, other than in discharge of your duties or pursuant to a court order or in discovery proceedings in which you are required to present evidence or testimony in a matter associated with Belden's business dealings, any information concerning Belden's business, including: (i) the business operations or internal structure of Belden; (ii) Belden's customers; (iii) Belden's financial condition; and (iv) other confidential information including but not limited to trade secrets, technical data, sales figures and forecasts, marketing analyses and studies, customer and price lists, including any and all of the foregoing confidential information of any affiliates or subsidiaries of Belden. All papers and records of every kind, including all memoranda, lists, tapes, notes, sketches, designs, plans, data, telephone lists, address lists, rolodexes, customer lists, price lists and other documents, whether made by your or Belden relating in any way to the business and affairs of Belden, its successors, affiliates and subsidiaries or to any business or field of investigation of Belden which shall at any time come into your possession or control, shall be the sole and exclusive property of Belden and you shall surrender these to Belden at any time upon request from Belden.


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Page 3.
December 21, 2001
Leo A. Schrider




If the terms of this Agreement are acceptable to you, please sign and return a copy to me no later than December 31, 2001.

Sincerely,

/s/ John L. Schwager
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John L. Schwager
President & Chief Executive Officer




Accepted this 21st day of December, 2001


/s/ Leo A. Schrider
-----------------------------------------
Leo A. Schrider


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